Exhibit 99.1

Cambium Learning Group Announces Closing of $135 Million Credit Facility

DALLAS—December 11, 2015—Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential, announced today completion of a new $135.0 million credit facility by its wholly owned subsidiary Cambium Learning, Inc. (the “Borrower”).

The Credit Agreement consists of a $70.0 million term loan A, a $35.0 million term loan B, and a $30.0 million revolving credit facility—secured by a lien on substantially all assets of the Company, the Borrower and the Borrower’s subsidiaries—and matures on December 10, 2020. At the closing of the Credit Agreement, the Borrower was funded $70.0 million of the term Loan A, $35.0 million of the term Loan B, and $0.2 million of the revolving credit facility.

In connection with the Credit Agreement, the Company will redeem in full its existing 9.75% Senior Secured Notes due 2017 (the “Notes”) and, on December 10, 2015, the Borrower used the proceeds from the Credit Agreement, in addition to cash on hand, to irrevocably deposit with the trustee under the indenture with respect to the Notes an amount sufficient to pay and discharge all obligations under the Notes and the indenture. The redemption will be effective February 15, 2016. As a result, the Indenture has been satisfied and discharged in full and ceases to be of further effect.

John Campbell, chief executive officer of Cambium Learning Group, commented, “Cambium Learning’s strategic and financial transformation has improved our business model and increased our profitability and our creditworthiness. This new credit facility provides us with a debt structure that better matches our seasonal capital needs at a significantly lower cost of capital. We want to thank our entire lending group for their commitment and support during this important refinancing.”

Webster Bank, N.A., acted as Joint Lead Arranger, Administrative Agent, L/C Issuer and a Lender; the Bank of Ireland acted as a Joint Lead Arranger and Syndication Agent; and Capital One National Association and Babson Capital Finance, LLC, acted as Co-Documentation Agents.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company committed to helping all students reach their full potential. Cambium Learning accomplishes this goal by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units: Learning A-Z™ (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), Kurzweil Education™ (www.kurzweiledu.com), and Voyager Sopris Learning™ (www.voyagersopris.com). Together, these business units provide breakthrough technology solutions for online learning and professional support; best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (NASDAQ: ABCD), is based in Dallas, Texas. For more information, please visit www.cambiumlearning.com.

Media and Investor Contact:
Barbara Benson
Cambium Learning Group, Inc.
investorrelations@cambiumlearning.com

LHA
Jody Burfening/Carolyn Capaccio
212.838.3777
ccapaccio@lhai.com

Forward-Looking Statements

Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K–12 enrollment and demographic trends, the level of educational funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K and other reports filed with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.